EXHIBIT (a)(6)

NOTICE OF OFFER TO PURCHASE FOR CASH ALL OUTSTANDING CLASS A ORDINARY SHARES, INCLUDING CLASS A ORDINARY SHARES REPRESENTED BY AMERICAN DEPOSITARY SHARES, OF WANDA SPORTS GROUP COMPANY LIMITED AT $1.70 PER CLASS A ORDINARY SHARE AND $2.55 PER AMERICAN DEPOSITARY SHARE

Dear ADS holder:

As a holder of American Depositary Shares (“ADSs”) representing shares of Wanda Sports Group Company Limited (“WSG”), you should have received materials related to the Tender Offer for the ADSs and those underlying WSG shares (see below for definitions and details). This letter is a reminder of the Tender Offer.
The Offer Price of $2.55 per ADS represents an approximate 41.7% premium over the closing price of the ADSs on September 29, 2020, the last trading day before Purchaser announced a non-binding proposal to acquire WSG. If you tender your ADSs in the Tender Offer, you will not bear any cancellation fees payable to the Depositary or Hong Kong stamp duty.
If you do not tender your ADSs in the Tender Offer, and the options intended to take WSG private do not occur, you will remain a WSG shareholder.  Note, however, that there will be no market for your ADSs since WSG will seek to have the ADSs delisted from Nasdaq on or about January 29, 2021.  The ADS depositary will also no longer provide any services for the ADSs, including registration of any transfers of ADSs, following the termination of the ADS Deposit Agreement, scheduled for January 29, 2021.
The WSG board of directors (the “Board”), acting on the unanimous recommendation of an independent board committee of independent and disinterested directors of the Board, has determined that the Tender Offer and the other Going Private Transactions are in the best interest of WSG and its shareholders, and are fair to the Unaffiliated Security Holders. The Board recommends that ADS holders accept the Tender Offer and tender their ADSs pursuant to the Tender Offer.
A full description of the reasons of the Board for authorizing and approving the Tender Offer and the related transactions is set out in the Recommendation Statement on Schedule 14D-9 filed by WSG with the SEC on December 23, 2020, as amended by Amendment No.1 dated and filed with the SEC on January 11, 2021.
THE TENDER OFFER IS SCHEDULED TO EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 29, 2021, UNLESS THE OFFER IS EXTENDED. NOTE THAT YOUR BANK OR BROKER MAY HAVE AN EARLIER INTERNAL EXPIRATION TIME.
If you have any questions, need assistance in completing your instructions to tender or require a copy of the Offer to Purchase dated December 23, 2020, please contact the Information Agent, MacKenzie Partners, at 800-322-2885 or via email at tenderoffer@mackenziepartners.com
Legal Notices
This letter relates to the tender offer (the “Tender Offer”) launched on December 23, 2020 by Wanda Sports & Media (Hong Kong) Holding Co. Limited (“Purchaser”), a wholly-owned subsidiary of Wanda Culture Holding Co., Ltd. (“Parent”), offering to purchase all of the issued and outstanding class A ordinary shares of WSG, no par value (the “Class A Ordinary Shares”), including all Class A Ordinary Shares represented by ADSs.  The Tender Offer is being made pursuant to the Offer to Purchase, dated December 23, 2020, as amended by Amendment No. 1 to the Offer to Purchase dated and filed with the U.S. Securities and Exchange Commission (the “SEC”) on January 11, 2021 (as it may be amended, modified or supplemented thereafter from time to time in accordance with its terms, the “Offer to Purchase”). Unless otherwise defined herein, capitalized terms shall have the same meanings as set forth in the Offer to Purchase.

This letter is neither the Offer to Purchase nor a substitute for the Tender Offer materials that Parent and Purchaser have filed as a part of a Schedule TO (including any amendments thereto) with the SEC in relation to the Tender Offer (the “Schedule TO”). The Tender Offer is only being made pursuant to the Offer to Purchase, the letters of transmittal and related documents filed as a part of the Schedule TO. INVESTORS AND SECURITY HOLDERS OF WSG ARE URGED TO READ THESE OFFER MATERIALS CAREFULLY AND IN THEIR ENTIRETY (AS THEY MAY BE AMENDED FROM TIME TO TIME), BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders of WSG may obtain a free copy of these materials and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the Information Agent for the Offer, which is named in the Schedule TO.

*** IF YOU HAVE ALREADY TENDERED YOUR ADSs, YOU NEED NOT TAKE ANY FURTHER ACTION***